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                                                                      EXHIBIT 5



               [LETTERHEAD OF STRADLING, YOCCA, CARLSON & RAUTH]





                                  July 3, 1995







Eldorado Bancorp
17752 East 17th Street
Tustin, California 92680

Re:      Registration Statement on Form S-8 Covering the 1995 Stock Option Plan

Gentlemen:

         We have acted as counsel for Eldorado Bancorp, a California corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to a total of 130,000 shares of the Company's Common Stock, without par value (the "Shares"), which are issuable under the Company's 1995 Stock Option Plan (the "Plan").

         We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery and payment therefor in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                        Sincerely,

                                        STRADLING, YOCCA, CARLSON & RAUTH
                                        /s/ Stradlng, Yocca, Carlson & Rauth